SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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Selim K. Zilkha

Investor Presentation

regarding

El Paso Corporation

May 2003

Current El Paso Board – Enormous Decline in Shareholder Value

The price of El Paso’s common stock fell by over 90% between April 1, 2002 and February 18, 2003 (the date Mr. Zilkha formally notified El Paso of his intent to replace the board at the Annual Meeting).

El Paso’s debt rating has been downgraded from investment grade to junk. We believe the performance of El Paso’s current Board of Directors and management has been inexcusably poor and that they do not deserve your support and should be replaced.

Less than three years ago, El Paso’s fully integrated core businesses of natural gas exploration combined with nationwide pipeline distribution system and its solid balance sheet made it a very successful commercial enterprise. Since that time, the current Board has led a once-proud company to the point that its very viability is being publicly questioned.

Current El Paso Board – “Shareholder Scorecard”

Performance v. Standard & Poors Multi-Utilities &

Unregulated Power Index (from April 1, 2002 to February 18, 2003)

El Paso’s stock price has underperformed several other indices and stocks from April 1, 2002 to February 18, 2003:

•	EP down 72.07 percentage points versus AMEX Natural Gas Index.

•	EP down 65.54 percentage points versus Standard and Poor’s 500 Index.

•	EP down 3.46 percentage points versus The Williams Companies Inc.

•	EP down 31.06 percentage points versus Duke Energy Corporation.

•	EP down 100.79 percentage points versus Kinder Morgan Energy Partners LP.[1]

[1]	Kinder Morgan’s stock price has increased while El Paso’s stock price has plummeted.

Current El Paso Board – Lack of Focus and Direction

The current board has repeatedly changed El Paso’s business strategy, including pursuing and then abandoning a series of high-risk ventures that proved disastrous.

•	In 1999, El Paso announced in its annual report that it would enter the telecommunications arena in 2000, stating: “Our physical footprint, risk management capabilities, and Internet trading platform provide us with a strong entry point into this business.”

•	By the end of 2001, El Paso had stated that it would no longer participate in the telecommunications market.

•	In 2001, El Paso announced in its annual report: “Future growth will be driven by our LNG business, increased market share in North America, expansion of our petroleum business, and the addition of selected power generation assets.”

Current El Paso Board – Lack of Focus and Direction (cont.)

•	On May 2, 2002, El Paso stated during a call with analysts: “The most significant development in merchant energy is our [LNG] business. The board of directors has authorized a major move by the Corporation into [LNG]. We believe we have real competitive advantage in the business and we believe it should be the largest growing subsegment of the energy sector over the next 10 years.”

•	On May 29, 2002, El Paso implemented a restructuring plan in which its Merchant Energy Segment was reorganized so that LNG, Petroleum and Energy Trading Businesses would each report separately. El Paso’s stated objective for this restructuring was to “generate better and higher earnings, get the credit profile right.”

•	On February 4, 2003, El Paso announced that it was exiting the LNG and Energy Trading Businesses and would seek to sell its petroleum assets.

Current El Paso Board – Inability to Execute Current Business Plan

El Paso’s latest plan calls for “preserving and enhancing the value of El Paso’s core businesses” which, according to El Paso’s SEC filings, include its Pipeline, Production, Midstream and Non-merchant Power Businesses, and “divesting non-core businesses.”

Since January 1, 2002 approximately 72% by value of El Paso’s asset dispositions have been in core (not non-core) areas as identified by El Paso.

Since January 1, 2003 over 50% by value of El Paso’s asset dispositions have been in core (not non-core) areas.

In El Paso’s May 1 preliminary proxy statement, it once again changed its business plan by removing Non-merchant Power Business from the definition of its core areas.

Core v. Non-Core Divestitures – Our Analysis

	As defined in April 24, 2003 Preliminary Proxy Statement filed by El Paso[2]
	($ millions)
	Core Assets	Non-core Assets
2002 as reported in Annual Report on Form 10-K for the year ended December 31, 2003
Cove Point LNG contract	—	210

2002 as reported in Annual Report on Form 10-K for the year ended December 31, 2003
Pipeline Segment	303	—
Production Segment	1,297	—
Field Services Segment (Midstream)	1,513	—
Merchant Energy Segment	—	161
Corporate and Other	—	57
Total 2002	3,113	428

2003 as reported in Annual Report on Form 10-K for the year ended December 31, 2003
Pipeline Segment	43	—
Production Segment	687	—
Field Services Segment (Midstream)	35	—
Merchant Energy Segment	—	813
Corporate and Other	—	89

2003 as reported in Preliminary Proxy Statement on May 7, 2003
European natural gas trading book	—	82
Other, including ECK generating project in Prague, Czech Republic	—	78
Other, including Enerplus Global Energy Management Company	—	65
East Coast Power L.L.C.	456	—
North Louisiana and Mid-Continent field service	120	—
Unspecified additional asset sales	—	79
Eagle Point refinery and related pipeline assets	—	130

Total 2003	1,341	1,336

Total 2002 and 2003	4,454	1,764

	72%	28%

[2]	For more detailed information see Schedule II of the proxy statement filed by Selim K. Zilkha on May 12, 2003.

Current El Paso Board – Severance & Compensation

The current board has insisted on retaining outrageously expensive golden parachutes and other related self-enrichment devices. Now they are threatening shareholders with the additional expenses associated with a novel change of control scheme, as a means of coercing you into retaining the current management and board.

According to El Paso’s public filings, the severance arrangements are only payable if there is a change in control, which happens if, over two years there is a change in a majority of the board, “unless the election or nomination for the election by El Paso Corporation’s stockholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period.”

In other words, El Paso’s current board could prevent the payment of at least $75 million and an obligation to set aside at least $165 million (which El Paso has now changed to $123 million) by simply letting shareholders pick a Board of their choosing without the threat of a financial payout to current management if you elect our nominees. (We believe El Paso has in any event exaggerated the possible size of these payouts, which become due only if there is a change in control and a termination of employment – and although we plan to dismiss Mr. Kuehn, we are not planning mass firings.)

Current El Paso Board – Severance & Compensation (cont.)

The current board has condoned and, in fact, rewarded management despite poor performance.

William Wise, the CEO of El Paso until he was recently jettisoned, received compensation in excess of $37 million between 2001 and 2003 while El Paso’s stock price dropped from a high of over $75 to a low of $3.33. Wise’s compensation, as disclosed in El Paso’s proxy statement, is made up of salary and bonus of $6.2 million paid to Mr. Wise, restricted stock awards valued at $1.7 million, other compensation of $4.5 million, $9.4 million remaining salary and bonus due as severance under his employment contract and $15.3 million lump sum retirement payment. This amount does not include a $9 million dollar loan to Wise.

Brent Austin, who as El Paso’s CFO had direct responsibility for the series of financing transactions including the off-balance sheet transactions that led to El Paso’s current sorry state, was promoted to President in late 2002. El Paso announced his termination shortly after Mr. Zilkha criticized his performance and promotion.

Current El Paso Board – Credibility, Disclosure & Debt

According to a recent report by a Goldman Sachs analyst, “One of El Paso’s key challenges is restoring management credibility.” The same report noted that their hiring a new CEO could help restore credibility.

A recent Morgan Stanley report concludes that the maximum prudent debt level for El Paso is $11 billion – in other words, the incumbent directors have permitted El Paso to become seriously over-leveraged.

Following the Board’s high-risk business strategies, such as venturing into telecommunications, energy trading and LNG, as well as off-balance sheet financing transactions, and particularly because of the excessive levels of debt it authorized, El Paso’s financial condition continued to decline, leading it to fall into its current severe liquidity crisis.

The Board’s failure to act quickly and decisively almost certainly made the liquidity crisis worse than it otherwise would have been since earlier action could have reduced El Paso’s expenses and debt.

Current El Paso Board – Credibility, Disclosure & Debt (cont.)

Transparency of El Paso’s Disclosure

•	It is impossible to determine from El Paso’s disclosure the true level of its debt. In fact, a recent report published by Morgan Stanley concludes that it is not possible to determine from El Paso’s SEC filings whether its total debt level is $25 billion or $29 billion.

•	El Paso’s disclosure regarding their merchant energy segment fails to provide the basis to determine such key metrics as value of assets, how cash flow is being generated and nature of contracts.

Questionable Business Decisions

•	El Paso, as described in its proxy statement, anticipates spending $2.6 billion on capital expenditures in 2003 while projecting in its annual report free cash flows of approximately $2.1 billion to 2.4 billion. It is not a sustainable business strategy to spend more than you earn.

•	Despite having access to capital, El Paso has allowed a productive asset, their Aruba refinery, to operate at 50% of capacity at a time when the refinery could generate significant returns due to favorable oil and gas prices.

•	Potentially valuable assets in Australia being jeopardized while El Paso shuffles local management.

•	Re-hiring terminated executives as consultants.

Current El Paso Board – Credibility, Disclosure & Debt (cont.)

Quality of earnings – non-recurring charges

We believe investors are appropriately skeptical of companies that repeatedly report non-recurring charges. El Paso’s history in this respect is poor. A recent A.G. Edwards analyst report states: “[t]he company once again reported large non-recurring charges . . . In total, El Paso has taken non-recurring charges in excess of $5 billion, or almost 7.50 per share, since 2000. El Paso has written off more than it has reported in pro forma earnings for this time period.” See Annex A for a detailed list of El Paso’s non-recurring charges since 2000.

Debt Ratios:

The current board claims to be tackling El Paso’s debt burden. Recent performance suggests otherwise:

Debt to Capitalization Ratio[3]
March 31, 2003	69%
December 31, 2002	66%
September 30, 2002	62%
June 30, 2002	62%
March 31, 2002	61%

[3]	Calculated by dividing total debt by the sum of total debt and stockholder’s equity as disclosed in El Paso’s quarterly and annual reports.

Current El Paso Board – Credibility, Disclosure & Debt (cont.)

What El Paso Says	The Facts
El Paso is executing its business plan

El Paso appears to be acting without any specific strategy – incurring more debt, selling core assets, management dismissals in response to criticism

It now appears as if El Paso’s February 2003 plan is yet another interim plan. El Paso has stated that it will announce another long-term plan in July 2003.

Board and management will deliver shareholder value	A look at their performance history indicates otherwise
El Paso’s Board of Directors and management are strong and have made excellent progress	El Paso’s stock price has declined dramatically and El Paso’s debt continues to grow
El Paso will sell assets to reduce debt	Despite numerous asset sales, El Paso’s debt burden has increased by over $1.6 billion from December 31, 2002 to March 31, 2003
El Paso will focus on core businesses	El Paso’s asset sales are largely from its self-defined “core” areas

Current El Paso Board – Credibility, Disclosure & Debt (cont.)

What El Paso Says	The Facts
We are getting rid of William Wise	Wise retains his seat on the Board and continues to shape El Paso’s strategies and policies
We are cutting management as part of its “Clean Slate Initiative”	The “dismissed” management employees continue to work for El Paso through consulting agreements
El Paso’s troubles are the same as others in the industry Problems due to change in industry fundamentals	El Paso has dramatically underperformed the S&P Multi-Utilities & Unregulated Power Index by over 75% from April 1, 2002 until February 18, 2003 (the date that Mr. Zilkha commenced this proxy contest)
Proxy contest is disruptive

El Paso’s own actions have been disruptive:

—     Significant management turnover

—     Interim CEO with no replacement in sight

—     Not following a clear strategy

Mr. Zilkha’s nominees will provide stability:

—     Credibility and experience will allow Mr. Zilkha’s nominees to hit the ground running

Current El Paso Board – Lack of Accountability

The current board has failed to act proactively and instead acts principally in response to outside pressure – it belatedly fired Mr. Wise and added a few new directors almost immediately after Mr. Zilkha announced he would seek to replace the Board, demanded Mr. Wise be fired and criticized the Board’s lack of energy industry experience.

The current board makes excuses for poor performance, rather than taking responsibility for it.

Our Nominees – Industry-Specific Experience and Credibility

Our nominees are a world-class group with a vast wealth of industry-specific experience and expertise.

They have a genuine personal commitment to rolling up their sleeves and working long and hard to achieve a successful turnaround.

They are not burdened by the lack of credibility or history of failed business initiatives that afflicts the current board.

They are not beholden to anyone.

As securities analyst John Olson stated: “We have known several of these individuals for 10-20 years, and would suggest that this proposed Board is as deep a bench of energy talent available in Houston at large.”

Our Nominees’ Philosophy

•	El Paso must return to good basic management.

•	The El Paso Board defines the corporate culture.

•	El Paso should only own assets whose return exceeds the company’s cost of capital.

•	El Paso must have a solid financial structure and competent and reliable personnel.

•	El Paso has enormous assets burdened by enormous debt, no recent earnings, inadequate equity and is beset by internal turmoil.

We will work hard to analyze El Paso’s assets, sell underperforming assets, and reorganize its culture.

•	Productive assets will be defined by their ability to generate revenue.

•	Assets that generate returns that exceed their cost of capital will be developed to encourage growth.

Our Nominees’ Philosophy (cont.)

•	If an asset is not productive, our nominees will

—	Consider strategies to make asset productive.

—	If asset cannot be made productive, sell the asset and use proceeds to fund growth of productive assets.

—	Review will be headed by board member with expertise in the area in which the asset is used.

—	Non-productive assets will be addressed systematically, taking those with the most value first.

—	Initial plan to address higher value non-productive assets will be formulated within 30 days of being seated.

—	Next tier of assets will be reviewed within 30 to 60 days of being seated.

Our Nominees’ Approach to Compensation

If elected by El Paso’s shareholders, these are the compensation plans and policies that we intend to implement.

Director Compensation:

•	Annual retainer of $80,000, entirely in shares of El Paso common stock. Committee chairpersons will receive additional $15,000 in El Paso common stock. The shares are payable only at the time the director leaves the Board and cannot be sold before that time.

•	Meeting fees of $2,000 in cash per board or committee meeting plus reimbursement of out of pocket expenses in cash for additional board meetings after a combination of 12 board and/or committee meetings.

•	Upon becoming a director, a one-time grant of options to acquire shares of El Paso common stock with an aggregate market value equal to 50% of the annual retainer and an exercise price equal to market price on date of grant.

•	All stock awards and stock options based on market value at date of grant – no discount feature.

•	Mr. Zilkha will waive all rights to director compensation.

Our Nominees’ Approach to Compensation (cont.)

CEO Compensation:

•	Annual base salary of $900,000.

•	Annual incentive award based on achieving defined objectives determined by a compensation committee of the board comprised exclusively of independent directors. This award will not exceed 1.5x base salary.

•	Long term incentive compensation in the form of stock options or restricted stock grants.

—	Initial grant of options for 400,000 shares and 100,000 restricted shares, both vesting ratably over three years. No additional stock or stock options will be granted to the CEO during the first three years.

—	Option exercise price will be market value on the grant date.

•	No “golden parachute” severance package.

Our Nominees’ Approach to Compensation (cont.)

Director and Executive Minimum Share Ownership Policies:

•	Each director will be expected, within 3 years of being seated, to own El Paso stock (including annual retainer shares) with an aggregate value of 3x the annual retainer.

•	The CEO will be expected, within 5 years of taking office, to own El Paso stock with an aggregate value of 5x annual base salary.

•	All other officers will be expected, within 3 years of taking office, to own El Paso stock with an aggregate value of 3x annual base salary.

•	When options are exercised, El Paso stock representing 25% of the gain attributable to the options exercised must be held for 2 years. For example, if an option is exercisable at $5 and the stock price at the time of exercise is $15, the executive would have to hold stock worth $2.50 (25% of the $10 gain) for 2 years.

Our Nominees’ Approach to Compensation (cont.)

Other Actions:

•	The El Paso Retirement Plan for Directors will be terminated.

•	The existing El Paso Long-Term Incentive Compensation Plan will be reviewed and any changes will be submitted for shareholder approval.

Our Nominees’ Approach to Compensation (cont.)

Director Compensation:

El Paso Compensation Policies	Our Policies

Directors only have to take 25% of compensation in the form of deferred shares. The remaining 75% is payable as cash or deferred shares, at the directors option. A 25% premium is paid on all deferred shares credited to directors.

Director compensation paid entirely in El Paso common stock, payable only at the time the director leaves El Paso, and without any premiums.
Meeting attendance fees of $2,500	Meeting attendance fees of $2,000
One time grant of 5,000 options and annual grants of 3,000 options.	One time grant of options to acquire shares with an aggregate market value equal to $40,000 (half the annual retainer) – No additional options.
Lead director is paid additional compensation for serving in that capacity.	No additional compensation for lead director to serve in such capacity.

Our Nominees’ Approach to Compensation (cont.)

CEO Compensation:

El Paso Compensation Policies	Our Policies
Kuehn’s CEO salary is $100,000 per month or $1.2 million annually.	CEO salary of $900,000 annually.
As CEO, Kuehn receives an award of 125,000 nonqualified stock options and 50,000 shares of restricted stock. Equity-based compensation to replacement CEO not known.

CEO will receive an initial grant of 400,000 option and 100,000 restricted shares that vest ratably over three years. No additional stock or stock options will be granted to the CEO during the first three years. All stock options will have an exercise price equal to market value on the grant date.

Performance bonus of up to 100% of salary.	Performance bonus of up to 150% of salary.
El Paso maintains corporate apartment for Kuehn while CEO.	No similar arrangement.
Certain expense reimbursements are “grossed-up” for tax purposes.	No similar arrangement.

Our Nominees’ Approach to Compensation (cont.)

Stock Ownership Requirements:

El Paso Compensation Policies	Our Policies
Directors must own stock with a value of at least 3x their annual retainer within 5 years of being seated.	Directors must own stock with a value of at least 3x their annual retainer within 3 years of being seated.
CEO must own stock with a value of at least 3x his annual base salary within 5 years of taking office.	CEO must own stock with a value of at least 5x his annual base salary within 5 years of taking office.
Executive officers must own stock with a value of at least 2x their annual base salary within 5 years of taking office.	Executive officers must own stock with a value of at least 3x their annual base salary within 3 years of taking office.
No similar provision.	When options are exercised, El Paso stock representing 25% of the gain attributable to the options exercised must be held for two years.

Our Nominees’ Management Plan

•	Elect John J. Murphy Chairman of the Board of Directors.

•	Elect Stephen D. Chesebro’ Chief Executive Officer as a replacement for the current CEO.

•	Retain all qualified members of management who are committed to rebuilding El Paso.

•	Build a cohesive team of employees to maximize stockholder value.

•	Aggressively review all existing management compensation arrangements.

Our Nominees’ Business Plan

•	Immediately focus on core (productive) assets to maximize fundamental cash earnings and improve return on equity. We define core assets as Exploration and Production, Pipeline, and Midstream assets.

•	Exit non-core (non-productive) assets and related direct and indirect overhead costs on sound economic terms.

•	Aggressively reduce administrative costs to be equal to, or below, industry norms.

•	Set reasonable, but aggressive, operating and financial targets for each business unit, and hold them accountable for their performance. Reward exceptional performance.

Our Nominees’ Business Plan (cont.)

•	Maintain adequate pipeline expenditures to ensure safe, reliable, efficient operations.

•	Enhance capital available for Exploration and Production through partnerships, farm-outs, and other financial arrangements.

•	Seek to reduce El Paso’s leverage.

•	Seek to restructure existing debt to consolidate and to extend maturities where practicable.

•	Immediately implement plans to enhance El Paso’s financial and business disclosure.

Our Nominees’ Segment by Segment Analysis

Pipelines

Exploration and Production

Midstream

Our Nominees – “Non-Executive Chairman”/“Lead Director”

Under El Paso’s current board arrangements, Mr. Kuehn serves as Chairman and CEO (the positions recently held by Mr. Wise). El Paso’s board recently appointed Mr. Bissell, Chairman of the Board of BISSELL Inc., a manufacturer of vacuum cleaners, as lead director. By contrast, we plan to separate the positions of Chairman and CEO. We intend that when our slate is elected, John Murphy will serve as Chairman and, in that capacity, as lead director. In that capacity, he will:

•	Set the frequency and agenda for meetings of the Board.

•	Conduct executive sessions of the Board without management.

•	Appoint Committees of the Board and establish the process for selecting the Chair of each Board Committee.

•	Select the Secretary of the Company.

•	Conduct a Board review of strategic and long-term plans.

Our Nominees – “Non-Executive Chairman”/“Lead Director” (cont.)

•	Annually, review plans and projections for the coming year.

•	Quarterly, review results versus plans and projections.

•	At least annually, evaluate, with the independent members of the Board, the performance of the management team.

•	Annually, evaluate, with the Chairman of the Corporate Governance and Nominating Committee, the performance of the Board as a whole, each Committee and individual directors.

Our Nominees – Committees of the Board

Our slate, when elected, will have the following committees all of which will be comprised entirely of independent directors:

•	Audit

•	Human Resourses and Compensation

•	Finance

•	Corporate Governance and Nominating

•	Environmental and Safety

•	Legal

Our Nominees – Smooth Management Transition

We believe the management transition to the new board will be a smooth one because of the broad energy industry expertise that exists within the slate and the personal knowledge of significant portions of El Paso’s core businesses and assets.

•	Mr. Chesebro’ was CEO of Tenneco Energy, which is an important part of El Paso’s natural gas transmission system. Tenneco Energy owned and operated a large portion of El Paso’s current Midstream Business. Mr. Chesebro’ established the base for most of El Paso’s international operations including Australia, Indonesia and Brazil. In addition, Mr. Chesebro’ managed South Texas exploration and production activities for both Tenneco Oil Company and Pennzoil. Mr. Chesebro’ was operations manager for Tenneco’s Gulf of Mexico operations when it was the largest and most active in the industry. Mr. Chesebro’ also led the energy industry in achieving increased reliability and transparency in energy trading practices by forming the Gas Industries Standards Board, where he was chairman for the first three years of the organization’s existence.

Our Nominees – Smooth Management Transition (cont.)

•	Mr. Murphy has worked with most, if not all of the major pipeline and Exploration and Production companies building refineries, providing pipeline components, or directly contributing to the exploration, production, and processing of oil and gas.

•	Mr. Zilkha owned and operated a significant part of what is now El Paso’s Exploration and Production Business Segment.

•	Mr. Burns and Mr. Bennett both have extensive experience directly related to El Paso’s natural gas business, including trading.

•	Mr. Davis has extensive Exploration and Production plus Midstream experience, and like Mr. Black and Mr. Bowman has led successful Exploration and Production organizations in the United States and worldwide.

We also expect a smooth transition because we do not plan mass firings.

Given the current management turmoil at El Paso, we believe that far from bringing disruption, the election of our slate will help stabilize the situation.

Our Nominees – Better Industry Operating Experience

The energy industry operating experience of our nominees clearly surpasses El Paso’s slate:

Management Nominees	Our Nominees
John M. Bissell, Lead Director No significant energy industry operating experience.	John J. Murphy, Non-Executive Chairman 44 years of energy industry operating experience.
Mr. Murphy spent 44 years with Dresser Industries and 3 years with SMG Management LLC.

Robert L. Kuehn, Jr.

Mr. Kuehn spent 15 years working with Sonat Inc. As lead director, he worked closely with Mr. Wise when Wise was chairman and CEO. As recently as January of this year, he expressed strong support for Wise and has been El Paso’s interim CEO since March 2003.

Stephen D. Chesebro’ 35 years of energy industry operating experience. Mr. Chesebro’ spent 33 years with Tenneco, Inc. and 2 years with Pennzoil Company.

Our Nominees – Better Industry Operating Experience (cont.)

Management Nominees	Our Nominees
Juan Carlos Braniff No significant energy industry operating experience.

R. Gerald Bennett

35 years of energy industry operating experience.

Mr. Bennett worked for 14 years at Conoco, 2 years at Texas Oil and Gas, 3 years at Parker Drilling Company, 5 years at Enron Corp., 5 years at Brooklyn Union Gas Co. and 3 years at Equitable Resources.

James L. Dunlap

Added after Mr. Zilkha began this proxy solicitation, Mr. Dunlap has been on El Paso’s board since April this year. Mr. Dunlap served 3 years with Ocean Energy/United Meridian Corporation from 1996 to 1999. Prior to that, Mr. Dunlap worked with Texaco, Inc.

C. Robert Black 41 years of energy industry operating experience. Mr. Black spent all 41 years with Texaco, Inc. Chairman, Board of Regents Texas Tech University

Our Nominees – Better Industry Operating Experience (cont.)

Management Nominees	Our Nominees

Robert W. Goldman

Added after Mr. Zilkha began his proxy solicitation,
Mr. Goldman has been on El Paso’s board since February this year. Mr. Goldman spent 16 years working with Conoco, Inc. in various administrative and accounting capacities. He has not run any significant energy business

Charles H. Bowman 36 years of energy industry operating experience. Mr. Bowman spent 25 years working with Gulf Oil Corporation and 11 years with British Petroleum Company.

John Whitmire

Added after Mr. Zilkha began his proxy solicitation,
Mr. Whitmire has been on El Paso’s board since March this year. Mr. Whitmire spent 30 years with Phillips Petroleum Company and 2 years with Union Texas Petroleum Company.

Ronald J. Burns 23 years of energy industry operating experience. Mr. Burns spent 21 years working with Enron Corporation and 2 years with Entergy Corp.

Our Nominees – Better Industry Operating Experience (cont.)

Management Nominees	Our Nominees
J. Carleton MacNeil No significant energy industry operating experience.	Ted Earl Davis 38 years of energy industry operating experience.
Mr. Davis has worked with Conoco and Dupont for 35 years.
Thomas R. McDade No significant energy industry operating experience.	John V. Singleton No significant energy industry operating experience.

J. Michael Talbert

Added after Mr. Zilkha began his proxy solicitation, Mr. Talbert has been on El Paso’s board since April this year. Mr. Talbert spent 12 years working for Shell Oil Company, 3 years with Texas Oil and Gas Company, 4 years with Lonestar Gas Company and 8 years with Transocean Inc.

Selim K. Zilkha 15 years energy industry operating experience. Mr. Zilkha spent 13 years with Zilkha Energy Company and is currently the Co-owner of Zilkha Renewable Energy.

Our Nominees – Better Industry Operating Experience (cont.)

Malcolm Wallopp No significant energy industry operating experience
Anthony W. Hall, Jr . No significant energy industry operating experience
Joe B. Wyatt No significant energy industry operating experience

Benefits of a Fresh Start

Issue	Current Board	Our Nominees
Planning	“Strategy du jour” Repeated pursuit and then abandonment of high-risk business strategies	Strategy based on developing sustainable operating earnings and reasonable financial leverage

Execution	Recurring writedowns Cannot define core and non-core assets	History of success in running successful operating companies
Asset sales mostly core

Credibility	“One of El Paso’s key challenges is restoring management credibility” (Goldman Sachs)	“this proposed board is as deep a bench of energy talent available in Houston at large” (John Olson)

Benefits of a Fresh Start (cont.)

Issue	Current Board	Our Nominees
Experience	Less industry-specific Less operational Proud to point out they’ve been on boards of other public companies outside the energy sector	More industry-specific More operational Not distracted by service on public company boards outside the energy sector

Disclosure	Complex financing techniques that make it difficult to determine El Paso’s financial condition (even Morgan Stanley can’t tell if debt is $24b or $29b) “Pro-forma” financial reporting	Committed to transparency

Corporate culture	Generous severance and compensation for inferior results Outrageous “Change of Control” scheme	Committed to fiscal prudence

Conclusion

Our nominees have superior experience.

Our nominees have superior credibility.

As the largest individual shareholder in El Paso, Mr. Zilkha is committed to maximizing the value of your and his investment.

Only fundamental change can fix El Paso’s problems!

Follow Up Questions and Information

Investor Questions should be addressed to Alan Miller or Jennifer Shotwell at Innisfree.

Alan Miller:	(212) 750 5831 (amiller@innisfreema.com)
Jennifer Shotwell:	(212) 750 5808 (jshotwell@innisfreema.com)

Media Questions should be addressed to Larry Rand or Victoria Weld at Kekst & Company.

Larry Rand:	(212) 521 4834 (lar@kekst.com)
Victoria Weld	(212) 521 4849 (victoria-weld@kekst.com)

The Nominees

Name, Age and Business Address	Principal Occupation and Other Selected Information Concerning Nominees for Director
R. GERALD BENNETT Age: 61 Business Address: 11111 Wilcrest Green, Suite 300 Houston, TX 77042

Since July 2000, Mr. Bennett has been the Chairman, President and CEO of Total Safety, Inc., the principal business of which is providing safety solutions to industrial and energy markets. From January 1999 to June 2000, Mr. Bennett was involved in the operations of G&S Bennett, Ltd., the principal business of which was investments, and of which he was the owner. From 1996 to December 1998, Mr. Bennett served as a Senior Vice President of Equitable Resources, Inc. and President of that company’s ERI Supply and Logistics Group, the principal business of which is natural gas distribution and production. Mr. Bennett has extensive experience in the oil and gas industry, including exploration and production, gathering, transportation and storage of natural gas, marketing and regulatory affairs. Mr. Bennett is currently a director of TransTexas Gas Corporation. Mr. Bennett was asked to serve on the TransTexas board by a number of TransTexas’ senior bondholders and became a director after TransTexas first filed for federal bankruptcy protection in 1999. TransTexas filed for federal bankruptcy protection again in 2002.

C. ROBERT BLACK Age: 67 Business Address: 116 Applehead Island P.O. Box 7907 Horseshoe Bay, TX 78657

Mr. Black currently serves as the Chairman of the Board of Regents of Texas Tech University. He spent 41 years with Texaco, Inc., retiring in May 1999. From January 1997 to January 1998, Mr. Black served as President of the Worldwide Exploration and Production division of Texaco, the principal business of which is oil and gas exploration and production. From January 1998 to May 1, 1999, he served as Senior Vice President in the office of Chairman of Texaco. Mr. Black also served on Texaco’s Executive Council, which has the responsibility for setting corporate strategies and priorities, and served as Texaco’s Corporate Compliance Officer.

CHARLES H. BOWMAN Age: 67 Business Address: 13350 Hopes Creek Road College Station, TX 77845-9250

Mr. Bowman, Professor Emeritus of Petroleum Engineering at Texas A&M University, is currently retired. From July 1997 to November 2001 he served as Professor and Head of the Harold Vance Department of Petroleum Engineering at Texas A&M University. Prior to joining Texas A&M University, Mr. Bowman served as Chairman and Chief Executive Officer of BP America, Inc. from January 1994 to August 1996. Mr. Bowman spent 36 years in the international oil industry. From 1990 through 1993, he was the Managing Director of BP Australia Limited and Chief Executive Officer of BP Oil Australasia. He moved to Australia from London, where he was General Manager – Europe for BP Oil International.

RONALD J. BURNS Age: 51 Business Address: 27890 North 100 Way Scottsdale, AZ 85262

Since 1997, Mr. Burns has been the Chairman of Burns Capital Partners LP, the principal business of which is private equity investments. From 1997 to 1998, Mr. Burns has also served as President and Chief Operating Officer of Entergy Corporation, which is an electric utility. From 1989 until 1994, Mr. Burns was Chairman and Chief Executive Officer of Enron Gas Pipeline Group and had management responsibility for all of Enron’s natural gas pipeline subsidiaries. During 1994 and 1995 Mr. Burns was also the Chairman and Chief Executive Officer of Enron North America; Enron’s natural gas and electricity marketing, trading and finance subsidiary. During 1995 and 1996, Mr. Burns was President and Chief Executive Officer of Union Pacific Railroad.

STEPHEN D. CHESEBRO’ Age: 61 Business Address: 1330 Post Oak Boulevard Suite 1600 Houston, TX 77056

Since June 2001, Mr. Chesebro’ has served as the non-executive Chairman of the Board of Harvest Natural Resources, Inc., the principal business of which is international oil and gas exploration and production. Mr. Chesebro’ served as a director of Harvest Natural Resources, Inc. from October 2000 to June 2001. From January 1999 to September 1999, Mr. Chesebro’ served as a director, President and Chief Executive Officer of PennzEnergy, the principal business of which was oil and gas exploration and production. From February 1997 to December 1998, Mr. Chesebro’ served as a director, President and Chief Operating Officer of Pennzoil Company, the principal business of which was integrated oil, including exploration, production, refining, marketing and retail services. Prior to joining Pennzoil, Mr. Chesebro’ served 32 years with Tenneco, Inc., where he retired in 1996 as Chairman and Chief Executive Officer of Tenneco Energy.

TED EARL DAVIS Age: 63 Business Address: 55 Mott Lane Houston, TX 77024

Mr. Davis has been a consultant for the energy industry (self-employed) since July 2000. From 1997 to 2000, he served as the President, Exploration Production, for international operations of Conoco, Inc., the principal business of which is oil and gas exploration and production, in Africa, Mid-East and Asia-Pacific. Mr. Davis also served as President of Conoco’s Upstream North America division with responsibilities for exploration, production, natural gas and gas products, pipeline and gas processing operations, LPG supply, marketing and distribution, business development, commercial, legal, business and regulatory activities. He was also a corporate vice-president at E.I. DuPont De Nemours and Company, the principal business of which is high-performance materials and specialty chemicals, from 1986 to 1999, when E.I. DuPont De Nemours and Company was Conoco’s parent corporation. Mr. Davis is currently a director of Total Safety, Inc. and TransTexas Gas Corporation. Mr. Davis was asked to serve on the TransTexas board by a number of TransTexas’ senior bondholders and became a director after TransTexas first filed for federal bankruptcy protection in 1999. TransTexas filed for federal bankruptcy protection again in 2002.

JOHN J. MURPHY Age: 71 Business Address: 5500 Preston Road Suite 210 Dallas, TX 75205

Mr. Murphy is currently retired. From 1997 to 2000, Mr. Murphy served as a Managing Director of SMG Management L.L.C., a privately owned investment group. Mr. Murphy is currently a director of CARBO Ceramics Inc., W.R. Grace & Co. and ShawCor Ltd. Mr. Murphy began his career with Dresser Industries, Inc., a provider of products and services to the energy industry, in 1952 as an engineer and he became Chairman and Chief Executive Officer in August 1983. He remained Chief Executive Officer until 1995 and Chairman of the Board until his retirement in November 1996. During his tenure with Dresser, Murphy successfully guided the company through years of both industry decline and rebirth. He negotiated a number of strategic and successful acquisitions and joint-ventures including Wheatly TXT, Baroid Corporation, M-1 Drilling Fluids Co., Western Atlas International and M.W. Kellogg, one of the major refinery construction companies in the world. At his retirement, Dresser had become one of the largest oilfield services company in the world, employing over 31,000 employees in fifty countries.

JOHN V. SINGLETON Age: 85 Business Address: 314 N. Post Oak Lane Houston, TX 77024

Judge Singleton is a retired United States Federal District Judge. During his tenure, Judge Singleton served as the Chief Judge of the United States District Court for the Southern District of Texas and was elected to serve as the District Judge Representative from the Fifth Circuit to the Judicial Conference of the United States by all of his fellow Judges of the Fifth Circuit. In addition, all of the District Judge Representatives elected Judge Singleton to be their Chairman during his tenure at the Judicial Conference. Judge Singleton served on the State Bar of Texas’ Administration of Justice Committee, served as a member of the American Arbitration Association, Large Complex Case Panel, and was an Advisory Member of the Board of Directors of the Institute for Transnational Arbitration. Judge Singleton currently does arbitration and litigation counseling.

SELIM K. ZILKHA Age: 76 Business Address: 1001 McKinney Suite 1740 Houston, TX 77002

Mr. Zilkha is a 50% owner of Zilkha Renewable Energy, LLC, the principal business of which is wind energy generation, located at 1001 McKinney, Suite 1740, Houston, TX 77002. Mr. Zilkha is also the owner of Laetitia Vineyard & Winery, Inc., the principal business of which is vineyards and a winery, located at 453 Laetitia Vineyard Drive, Arroyo Grande, CA 93420. He was the majority owner of Zilkha Energy Company, L.L.C. for several years prior to that company’s acquisition by Sonat, Inc. Mr. Zilkha served as a director of El Paso Energy Corporation from November 1999 to February 2001, and as an advisory director from February 2001 to June 2002. From January 1998 to November 1999, Mr. Zilkha was a director of Sonat, Inc., an energy holding company whose subsidiaries operated in the oil and natural gas industries.

Cautionary Statement Regarding Forward Looking Information – Additional Information

Some of the statements contained in this presentation may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso’s stockholders and may file other proxy solicitation materials.

Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials, when they become available, because they contain important information.

Cautionary Statement Regarding Forward Looking Information – Additional Information

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s website at http://www.sec.gov. You may also access a copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is included in the proxy statement and Mr. Zilkha’s DFAN14A filed with the Commission on May 21, 2003.

This presentation may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this presentation, Mr. Zilkha has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.

Annex A

Recent Non-Recurring Charges

March 31, 2003	$534 million
December 31, 2002	$1,542 million
September 30, 2002	$33 million
June 30, 2002	$332 million
March 31, 2002	$375 million
December 31, 2001	$49 million
September 30, 2001	$280 million
June 30, 2001	$804 million
March 31, 2001	$1,159 million
December 31, 2000	$69 million
September 30, 2000	$3 million
June 30, 2000	$49 million
March 31, 2000	$4 million

Total	$5,233 million